Exhibit 99.1

Aspira Women’s Health Reports Third Quarter 2020 Financial Results

              Conference Call scheduled for today, November 12th at 4:30 p.m. ET

AUSTIN, Texas — November 12, 2020 — Aspira Women’s Health Inc. (“ASPIRA”) (Nasdaq: AWH), a bio-analytical based women’s health company focused on gynecologic disease, today reported its financial results for the third quarter ended September 30, 2020.

“Our test volume and revenue have rebounded in Q3 to nearly pre-pandemic levels coupled with price expansion due to the CIGNA contract starting in Q2.  We also added a key payer to help further drive adoption and price. We remain on track with our product launches and lastly we are very excited about our board and senior leadership team announcements. Aspira is now a Company majority led by women, for women, and these additions will significantly help to propel our growth.” stated Valerie Palmieri, President and CEO.

Recent Corporate Highlights

Strengthened executive and medical advisory leadership team.  Expanded the leadership team with the appointment and promotion of five new corporate executives: Kaile Zagger, Chief Operating Officer; Lesley Northrop M.D., Chief Scientific Officer; Elena Ratner, M.D., Global Chief Medical Advisor, Clinical and Translational Medicine; Gary Altwerger, M.D., BS, Global Deputy Chief Medical Advisor, Clinical and Translational Medicine; and Diane Powis, Chief Spokeswoman

Board Expansion Aspira announced the appointment to our Board of Dr Sandra Brooks M.D., Senior Vice President and Chief Medical Officer of Thomas Jefferson University Hospitals. The majority of our board is now female.

Volume Recovery Aspira ended the third quarter at 95% of pre-covid levels comparing February 2020, the last full calendar month before COVID-19 significantly impacted the United States, to September 2020. Our OVA1 test volume increased 46% sequentially from the second quarter test volume levels and was approximately at the same level as third quarter of 2019. Our average unit price of OVA1 Plus increased sequentially 15%  compared with the second quarter of 2020.  2,450 physicians ordered OVA1 with 84 percent of the customers being repeat customers. The number of ordering physicians increased 37% from the second quarter.  The number of tests ordered by practice is up 32% compared to the prior year third quarter.

Expanded Payer Coverage Aspira is a participating provider with Anthem BlueCross BlueShield of Georgia, for an estimated additional 3.3 million members across the state. Aspira now has approximately 72% of the covered lives in Georgia.  As of November 1, 2020, Aspira has approximately 173 million covered lives in the US.

State of Connecticut Financing The Company previously announced a $4M loan from the State of Connecticut Department of Economic and Community Development, $2M of which we received in 2016. We expect to receive the additional $2M of funding under the DECD loan in the fourth quarter of 2020.

Publications:  In October 2020, we published a paper in Current Medical Research and Opinion, titled “Low-risk Multivariate Index Assay Scores, Physician Referral and Surgical Choices in Women with Adnexal Masses”.  A total of 282 independent patient charts were reviewed of which 146 were Low Risk results. Surgery was performed on 56% patients with low risk scores. The other 44% had no surgery and were followed clinically.  There were no invasive cancers in the patients who had surgery. Clinicians were comfortable with expectant management of pelvic masses when OVA1 is low risk. These results demonstrated to us that there is an immediate need to assessing the status of a pelvic mass even though surgery is not performed.

Third Quarter Highlights:

•

Product revenue was $1.2 million for the third quarter 2020, compared to $726,000 in the second quarter of 2020 and $1.2 million in the third quarter of 2019. Revenue increased 68% over second quarter of 2020 and was flat over the third quarter of 2019. This reflects a strong volume and price recovery from the second quarter level as a result of the impact of COVID.

•

The number of OVA1plus tests performed was 3596 for the third quarter 2020, compared to 2,458 in the second quarter of 2020 and 3,602 in the third quarter of 2019. Volume increased 46% over the second quarter of 2020 and was relatively flat over the third quarter of 2019. This reflects a strong volume recovery from the second quarter level as a result of the impact of COVID.

•

Revenue on a per test performed basis for OVA1 revenue was $338 in the third quarter of 2020 compared to $295 in the second quarter of 2020. The sequential increase was driven by realization of a full quarter of our new contract price from CIGNA as of April 1, 2020 as well as the absence of one time items recorded in the second quarter.

• Gross profit on OVA1® product revenue was $547 thousand (a 45% profit margin) for the third quarter 2020 compared to $268 thousand for the second quarter of 2020 (a 37% profit margin).

•

Research and development expenses for the third quarter 2020 were $595 thousand an increase of $255 thousand compared to the same period in 2019. This increase was primarily due to launching clinical studies as well as bioinformatics investments.

• Sales and marketing expenses for the third quarter 2020 were $2.1M compared to $2.4M the same period in 2019. This decrease was primarily due to reduced travel due to the COVID-19 pandemic.

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General and administrative expenses for the third quarter 2020 were $1.9M compared to $1.4M for the same period in 2019. This increase was primarily due to an increase in headcount and personnel-related expenses as well as legal expenses.

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The cash balance at September 30, 2020 was approximately $19 million. Cash utilization in the third quarter of 2020 was $3.1M compared to $3.3M in the second quarter and $3.6M in the prior year third quarter. The sequential reduction in cash utilization was driven primarily by stronger revenue and gross margin while the year on year decrease was primarily reduced spending on sales and marketing.

Conference Call and Webcast

ASPIRA will host a call today at 4:30 p.m. Eastern Time to discuss results followed by a question and answer period.

Thursday, November 12th @ 4:30pmET

Investors Dial-in:	877-407-4018
International Dial-in:	201-689-8471
Conference ID:	1372253
Webcast:	http://public.viavid.com/index.php?id=142095

About Aspira Women’s Health Inc.

ASPIRA is transforming women’s health with the discovery, development and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management and improve gynecologic health outcomes for women. OVA1®plus combines our FDA-cleared products OVA1® and OVERA® to detect risk of ovarian malignancy in women with adnexal masses. ASPiRA GenetiXSM testing offers both targeted and comprehensive genetic testing options with a gynecologic focus.  With over 10 years of expertise in ovarian cancer risk assessment ASPIRA has expertise in cutting-edge research to inform our next generation of products. Our focus is on delivering products that allow healthcare providers to stratify risk, facilitate early detection and optimize treatment plans.

Visit our website for more information about our products at www.aspirawh.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 including statements regarding expected timing and receipt of proceeds from the State of Connecticut Department of Economic Development loan. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors” in ASPIRA’s Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by the section entitled “Risk Factors” in ASPIRA’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and June 30, 2020. The events and circumstances reflected in ASPIRA’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  ASPIRA expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-535-7742

Arr@LifeSciAdvisors.com

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$18,836	$11,703
Accounts receivable	848	924
Prepaid expenses and other current assets	522	758
Inventories	45	25
Total current assets	20,251	13,410
Property and equipment, net	593	353
Right-of-use asset	421	52
Other assets	-	13
Total assets	$21,265	$13,828

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,315	$1,158
Accrued liabilities	2,815	2,588
Short-term debt	476	193
Lease liability	9	39
Total current liabilities	4,615	3,978
Non-current liabilities:
Long-term debt	1,678	1,099
Lease liability	422	13
Total liabilities	6,715	5,090
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001 per share, 150,000,000 shares authorized at September 30, 2020 and December 31, 2019; 104,041,493 and 97,286,157 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	104	97
Additional paid-in capital	448,431	430,802
Accumulated deficit	(433,985)	(422,161)
Total stockholders’ equity	14,550	8,738
Total liabilities and stockholders’ equity	$21,265	$13,828

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue:
Product	$1,239	$1,241	$3,192	$3,120
Service	-	44	13	110
Total revenue	1,239	1,285	3,205	3,230
Cost of revenue(1):
Product	803	736	2,187	1,950
Service	4	213	13	601
Total cost of revenue	807	949	2,200	2,551
Gross profit	432	336	1,005	679
Operating expenses:
Research and development(2)	595	340	1,370	774
Sales and marketing(3)	2,152	2,425	6,000	7,569
General and administrative(4)	1,966	1,421	5,542	4,210
Total operating expenses	4,713	4,186	12,912	12,553
Loss from operations	(4,281)	(3,850)	(11,907)	(11,874)
Interest income, net	5	34	14	39
Other income (expense), net	(11)	(4)	69	(15)
Net loss	$(4,287)	$(3,820)	$(11,824)	$(11,850)
Net loss per share - basic and diluted	$(0.04)	$(0.04)	$(0.12)	$(0.14)
Weighted average common shares used to compute basic and diluted net loss per common share	103,200,612	97,144,586	99,555,194	83,017,019
Non-cash stock-based compensation expense included in cost of revenue and operating expenses:
(1) Cost of revenue	$20	$20	$73	$57
(2) Research and development	16	-	17	4
(3) Sales and marketing	31	32	116	93
(4) General and administrative	343	243	915	738